EXHIBIT 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance Investor Relations (818) 223-7530

Melissa Bailey, Vice President, Communications Media Relations (818) 223-7590

RYLAND ANNOUNCES FOURTH-QUARTER NET NEW ORDERS,
UPDATES 2003 AND 2004 GUIDANCE

     CALABASAS, Calif., (January 8, 2004) — The Ryland Group, Inc. (NYSE: RYL) today announced preliminary net new unit orders and closings for the three months ended December 31, 2003. New orders for the quarter ended December 31, 2003 were 2,532, a decrease of 8.9 percent, compared to 2,778 orders reported for the quarter ended December 31, 2002. Ryland closed a record 4,400 units in the fourth quarter of 2003, up 7.4% over the same quarter in 2002. Record backlog of 5,841 units at December 31, 2003 increased by 8.8 percent compared to December 31, 2002, and record year-end backlog dollars were up by over 23 percent to more than $1.4 billion.

     As previously announced, the Company will release fourth-quarter earnings on Thursday, January 22, 2004 before the market opens. The Company expects to be in the high end of the range of analyst estimates for 2003, delivering a record year of profits.

     NEW ORDERS (units):

	For the three months ended			For the twelve months ended
	December 31,			December 31,

	2003	2002	% Change	2003	2002	% Change

North	822	889	-7.5%	4,385	4,083	7.4%
Texas	344	513	-32.9%	3,141	3,198	-1.8%
Southeast	878	843	4.2%	4,648	4,060	14.5%
West	488	533	-8.4%	3,023	2,595	16.5%

Total	2,532	2,778	-8.9%	15,197	13,936	9.0%

-more-

RYLAND FOURTH-QUARTER PRELIMINARY UNITS

     “Although we are disappointed in our fourth-quarter sales, we are pleased with the results of the full year,” said R. Chad Dreier, chairman, president, and chief executive officer. “We feel confident going into 2004 that our backlog will help us deliver another record year of profits.”

     Ryland issued earnings guidance for 2004 indicating it will earn more than $9.50 per share. Earnings in the first quarter of 2004 are expected to be consistent with the first quarter of 2003, and most of the increase in earnings will be realized in the second half of the year.

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 28 markets across the country and has built more than 215,000 homes and financed over 185,000 mortgages since its founding in 1967.

Note: Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various factors and assumptions that include such risks and uncertainties as the completion and profitability of sales reported; the market for homes generally and in areas where the Company operates; the availability and cost of land; changes in economic conditions and interest rates; increases in raw materials and labor costs; consumer confidence; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.

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